Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synaptics Incorporated:
We consent to the incorporation by reference in the registration statements (Nos. 333-81820, 333-82288, 333-82286, 333-82282, 333-99529, 333-99531, 333-146145, 333-146146, 333-170400, and 333-170401) on Form S-8, (No. 333-115274) on Form S-4, and (Nos. 333-122348 and 333-155582) on Form S-3 of Synaptics Incorporated of our report dated August 22, 2011, with respect to the consolidated balance sheets of Synaptics Incorporated as of June 25, 2011 and June 26, 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 25, 2011, and the effectiveness of internal control over financial reporting as of June 25, 2011, which report appears in the June 25, 2011 annual report on Form 10-K of Synaptics Incorporated.
/s/ KPMG LLP
Mountain View, California
August 22, 2011